As filed with the Securities and Exchange Commission on March 4, 2010

Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	61-0458329
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky	40391
(Address of Principal Executive Offices)	(Zip Code)

Delta Natural Gas Company, Inc. Incentive Compensation Plan
(Full title of the plan)
John B. Brown, Chief Financial Officer, Treasurer and Secretary, 3617 Lexington Road, Winchester, Kentucky 40391
(Name and address of agent for service)
859-744-6171
Telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer *	Accelerated filer ☒
Non-accelerated filer (Do not check if a smaller reporting company) *	Smaller reporting company *

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $1.00 per share	500,000 shares	$29.48	$14,740,000	$1,051

(1)
This registration statement (the “Registration Statement”) covers shares of common stock, $1.00 par value (the “Common Stock”) of Delta Natural Gas Company, Inc. (the “Registrant”) which may be offered or sold pursuant to the Delta Natural Gas Company, Inc. Incentive Compensation Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low sale prices of a share of Common Stock, as reported on the NASDAQ stock exchange as of March 1, 2010.

(3)
The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, which states that the adjusted fee rate effective December 21, 2009 shall be $71.30 per $1 million of the maximum aggregate price at which such securities are proposed to be offered.  The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.0000713.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to participants in the Plan as specified by Rule 428(b)(1) of the General Rules and Regulations under the Securities Act.  In accordance with the “Note” to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents filed with the Commission (Commission File No. 000-8788) are incorporated by reference as of their respective dates into this Registration Statement and shall be deemed a part hereof:

(i)	the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2009;

(ii)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2009 and December 31, 2009;

(iii)	the Registrant’s Current Report on Form 8-K filed on November 23, 2009;

(iv)
The portions of the Registrants definitive proxy statement on Schedule 14A filed on September 25, 2009, that are incorporated by reference into Items 10, 11, 12, 13 and 14 of our Annual Report on Form 10-K for the year ended June 30, 2009; and

(v)
the description of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), contained in the Registrant’s Current Report on Form 8-K filed on March 4, 2010, filed under Section 12(b) of the Securities and Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 (“Exchange Act”), subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been issued or which deregisters all securities then remaining unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Attorneys in the firm of Stoll Keenon Ogden PLLC that have participated in this common stock offering on behalf of the firm, and members of the attorneys’ immediate families, collectively own 10,994 shares of the Registrant’s Common Stock.

Item 6.       Indemnification of Directors and Officers.

(a)     Kentucky General Corporation Law.  Sections 271B.8-500 through 271B.8-580 of the Kentucky Business Corporation Act (the “Act”) provide for the indemnification of directors, officers, employees and agents of Kentucky corporations, subject to certain limitations.  Although the below discussion is specific to directors, Section 271B.8-560 permits a corporation to indemnify and advance expenses to officers, employees and agents to the same extent as a director and gives an officer who is not a director the same statutory right to mandatory indemnification and to apply for court-ordered indemnification as afforded a director. A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

Section 271B.8-510 of the Act permits a corporation to indemnify an individual who is made a party to a proceeding because the individual is or was a director, as long as the individual:

(i)	conducted himself or herself in good faith,

(ii)
reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interests of the corporation or, in all other cases, was at least not opposed to its best interests, and

(iii)	in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be conduct that satisfies the applicable standard of care described above.  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not be, alone, determinative that the director did not meet the applicable standard of care.  Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses.

Section 271B.8-510 of the Act specifically prohibits indemnification in

(i)	a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation, or

(ii)
in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, where the director is adjudged liable on the basis of having received an improper personal benefit.

Section 271B.8-520 of the Act provides that, unless limited by the articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding. The term “proceeding” includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

Pursuant to Section 271B.8-550, a corporation may not indemnify a director unless a determination that indemnification is permissible has been made because the individual met the applicable standard of conduct. This determination shall be made:

(i)	by majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors,

(ii)
by special legal counsel selected by the majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors; provided, however, if there are not two disinterested directors, then legal counsel can be selected by a majority vote of the full board of directors, or

(iii)	by the shareholders, but shares owned by any interested director cannot be voted.

Under Section 271B.8-530, a corporation may advance expenses incurred by a director who is party to a proceeding prior to the final disposition if:

(i)	the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the Act standards of director conduct,

(ii)
the director furnishes the corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and

(iii)	a determination is made that the facts known to those making the determination would not preclude indemnification under the Act’s director indemnification provisions.

The indemnification and advancement of expenses provided by, or granted pursuant to, Sections 271B.8-500 – 271B.8-580 of the Act is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

(b)     Insurance.  Section 271B.8-570 of the Act also permits a corporation to provide insurance for directors and officers against claims arising out of their services in those capacities.  We provide our directors and officers with indemnification insurance coverage.

(c)     Contracts.  Under agreements with our officers, we have agreed to indemnify our officers against liability for actions taken by them in good faith while performing services for the Registrant and have agreed to pay legal expenses arising from any such proceedings.  The officer agreements also obligate us to indemnify the officers to the full extent permitted by Kentucky law.

(d)     Articles of Incorporation.  Article XIII of our amended and restated articles of incorporation provides that a director shall be liable for monetary damages for a breach of his or her duties only for transactions in which the director’s personal financial interest is in conflict with our or our shareholders’ financial interest, for acts or omissions not in good faith or which involve misconduct or are known to be a violation of the law, for distributions made in violation of Kentucky law and for transactions in which the director receives an improper benefit.

(e)     Bylaws.  Our by-laws have provisions requiring us to indemnify our officers and directors for actions taken in good faith and in the reasonable belief that such actions were in our best interests.  Our by-laws also permit us to indemnify our officers and directors to the full extent permitted by law.  Article VII of our by-laws, entitled Indemnification, provides as follows:

ARTICLE VII
Indemnification

7.1           Definitions.  As used in this Article VII:

(a) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) “Party” includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) “Expenses” include attorneys’ fees;

(d) “Officer” means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or Assistant Secretary of the Corporation; and

(e) “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  A Director shall be considered serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan.  “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

7.2           Indemnification by Corporation.

(a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

(1) Such Officer or Director conducted himself or herself in good faith; and

(2) Such Officer or Director reasonably believed:

(i)	In the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the best interests of the Corporation; and

(ii)	In all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation; and

(3)	In the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

(b) A Director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 7.2 (a)(2)(ii) of these by-laws.

(c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses, including legal expenses, actually incurred by such Officer or Director in connection with the Proceeding, except that if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation.  The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 7.2.

(d) (1) Reasonable expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 7.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

(i)
The Corporation receives (I) a written affirmation by the Officer or Director of his or her good faith belief that he or she has met the requisite standard of conduct set forth in this Section 7.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he or she has not met such standard of conduct; and

(ii)
The Corporation’s Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

(2)
The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

(3)	Determinations and authorizations of payments under this Section 7.2(d) shall be made in the manner specified in Section 7.2(e) of these by-laws.

(e)(1) The Corporation shall not indemnify an Officer or Director under this Section 7.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he or she has met the standard of conduct set forth in this Section 7.2.

(2) Such determination shall be made:

(i)	By the Corporation’s Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii)
If a quorum cannot be obtained under Section 7.2(e)(2)(i), by majority vote of a committee duly designated by the Corporation’s Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii) By special legal counsel:

(I)	Selected by the Corporation’s Board of Directors or its committee in the manner prescribed in Sections 7.2(e)(2)(i) and (ii); or

(II)
If a quorum of the Board of Directors cannot be obtained under Section 7.2(e)(2)(i) and a committee cannot be designated under Section 7.2(e)(2)(ii), selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

(3)
Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 7.2(e)(2)(iii) to select counsel.

7.3         Further Indemnification.  Notwithstanding any limitation imposed by Section 7.2 or elsewhere and in addition to the indemnification set forth in Section 7.2, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him or her harmless against any judgments, penalties, fines, settlements and reasonable expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he or she is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his or her capacity as an Officer or Director.

7.4         Insurance.  The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available.  Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

See Exhibit list on page 14 of this Registration Statement.

Item 9.       Undertakings.

(a)     The undersigned Registrant hereby undertakes:

                 (1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

                     (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that

Paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2)     That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winchester, Commonwealth of Kentucky, on the 4th day of March, 2010.

DELTA NATURAL GAS COMPANY, INC.

By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn R. Jennings, John B. Brown, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons in the capacities and on the dates indicated.

(i)	Principal Executive Officer:

	/s/Glenn R. Jennings	Chairman of the Board, President	March 4, 2010
	(Glenn R. Jennings)	President and Chief Executive Officer

(ii)	Principal Financial Officer and Principal Accounting Officer:

	/s/John B. Brown	Chief Financial Officer, Treasurer	March 4, 2010
	(John B. Brown)	and Secretary

(iii)	A Majority of the Board of Directors:

	/s/Linda K. Breathitt	Director	March 4, 2010
(Linda K. Breathitt)

	/s/Lanny D. Greer	Director	March 4, 2010
(Lanny D. Greer)

	/s/Billy Joe Hall	Director	March 4, 2010
(Billy Joe Hall)

	/s/Michael J. Kistner	Director	March 4, 2010
(Michael J. Kistner)

	/s/Lewis N. Melton	Director	March 4, 2010
(Lewis N. Melton)

	/s/Arthur E. Walker, Jr.	Director	March 4, 2010
(Arthur E. Walker, Jr.)

	/s/Michael R. Whitley	Director	March 4, 2010
(Michael R. Whitley)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Delta Natural Gas Company, Inc. Incentive Compensation Plan (filed herewith)

5.1	Opinion of Stoll Keenon Ogden PLLC as to the legality of the securities being registered (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Stoll Keenon Ogden PLLC relating to opinion as to the legality of the securities being registered (included in Exhibit 5.1)

24	Power of Attorney is included with the signature page in Part II of this filing.